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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

USG CORPORATION
(Name of Registrant as Specified In Its Charter)
GEBR. KNAUF KG
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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	(1)	Amount Previously Paid:
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2018 ANNUAL MEETING OF STOCKHOLDERS
OF
USG CORPORATION

PROXY STATEMENT
OF
GEBR. KNAUF KG

PLEASE SIGN, DATE AND RETURN THE GOLD PROXY CARD TODAY
IN THE POSTAGE-PAID ENVELOPE PROVIDED

        Gebr. Knauf KG (“Knauf,” “we,” “our” or “us”) is furnishing this Proxy Statement (this “Proxy Statement”) and the accompanying GOLD proxy card to the stockholders of USG Corporation (“USG” or the “Company”) in connection with the Company’s 2018 Annual Meeting of Stockholders, and any adjournments or postponements thereof (the “Annual Meeting”), scheduled to be held on Wednesday, May 9, 2018, at 9:00 a.m. local time, at the corporate headquarters of the Company at 550 West Adams Street, Chicago, Illinois 60661-3676.

        This Proxy Statement and the accompanying GOLD proxy card are first being sent or given to the stockholders of the Company on or about April 23, 2018.

        We are seeking your support at the Annual Meeting to vote AGAINST ALL of the Company’s four nominees (the “Company Nominees”) to the Company’s Board of Directors (the “Board”).

        On March 26, 2018, we publicly disclosed our offer to acquire USG in an all-cash transaction for $42.00 per share of USG’s common stock, par value $0.10 per share (the “Common Stock”). Our offer presents an immediate, high-value and cash-certain monetization opportunity for USG stockholders after a decade without dividends or equivalent share price development. Furthermore, our offer de-risks the execution of USG’s ambitious business plan and future cyclicality while creating a stronger company. Importantly, we firmly believe our offer reflects full and fair value for the Company relative to intrinsic value when factoring in the cyclicality of the industry and expectations for sustainable through-the-cycle profitability and cash flows.

        Our $42.00 per share offer price represents:

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  an attractive multiple of 11.2x USG’s 2017 fully adjusted and actually realized earnings before interest, taxes, depreciation and amortization (“EBITDA”), which we believe is compelling relative to relevant precedent transactions in the wallboard and ceilings industry;(1)

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  a 25% premium to the $33.51 closing price on March 23, 2018, the last trading day prior to the public disclosure of our offer, and a 30% premium to USG’s $32.36 average closing share price for the 12-month period ending March 23, 2018; and

  •
  value in excess of USG’s highest closing share price over the last decade and since the global financial crisis (measured since January 1, 2008: $40.82 reached on January 8, 2018).

(1)
Compares to an average 8.7x multiple of last twelve months EBITDA for the following wallboard and ceilings transactions, which Knauf believes are relevant: Knauf International GmbH acquisition of Armstrong World Industries, Inc’s EMEA and Pacific Rim businesses, James Hardie Industries plc acquisition of XI (DL) Holdings GmbH and its subsidiaries (including, but not limited to, Fermacell GmbH), USG Corporation and Boral Limited formation of joint venture, an affiliate of Lone Star Funds acquisition of Lafarge North America, Inc’s gypsum business, Gebr. Knauf KG acquisition of Lafarge S.A.’s Australian gypsum business, Etex Group NV/SA acquisition of Lafarge S.A.’s European and Latin American gypsum businesses. EBITDA adjusted for synergies where information available.

        Also on March 26, 2018, Berkshire Hathaway, Inc. (“Berkshire”), the Company’s largest stockholder beneficially owning approximately 30.96% of the Company’s outstanding shares, publicly announced a proposal to grant Knauf an option to purchase all of the shares of the Company held by Berkshire and its affiliates. The option would be exercisable only in connection with the consummation of the purchase by Knauf of all of the outstanding shares of the Company at a price of not less than $42.00 per share. On April 12, 2018, Berkshire publicly indicated that its present intention is to vote against the four directors proposed by USG.

        Nevertheless, USG’s Board rejected our offer outright and has refused to engage in constructive discussions with us regarding our offer. Our offer was based on our review of publicly-available information regarding the Company. We have indicated to USG’s Board that we remain ready and willing to engage in discussions to explore potential additional value with the benefit of access to non-public information regarding the Company and its business. We have offered to the USG Board to enter into a non-disclosure agreement to facilitate access to further information. The Board, however, has refused to engage in further dialogue or provide us with additional information in order to help us potentially improve our offer.

        We therefore want to make USG stockholders aware of our all-cash offer. We believe a vote AGAINST ALL of the Company Nominees will send a clear message that you, as a USG stockholder, want your Board to engage in a meaningful dialogue with us regarding a possible business combination between our two companies.

        We are not asking you to vote on or to approve an acquisition of the Company by Knauf at this time. Our offer is subject to customary conditions, including the execution and delivery of a mutually satisfactory definitive merger agreement. However, a vote AGAINST ALL of the Company Nominees will send a clear message to the Board that USG stockholders support good-faith negotiations concerning our proposal.

        Our GOLD proxy card also allows you to vote on the following proposals that are being presented by the Company for stockholder consideration at the Annual Meeting, as described in more detail in the USG Proxy Statement, which was furnished to USG stockholders on March 29, 2018 (the “USG Proxy Statement”):

  •
  ratification of the USG Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the Company’s fiscal year ending December 31, 2018; and

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  approval, by advisory vote, of the compensation of the Company’s named executive officers.

        Please note that the Company Nominees are not the nominees of Knauf and have not consented to be named in this Proxy Statement. Because the Company Nominees are not Knauf’s nominees and have not consented to be named in this Proxy Statement, they are not participants in this solicitation. We can provide no assurance that any of the Company Nominees will serve as directors if elected.

        The Company has set March 12, 2018 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Holders of Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. According to the USG Proxy Statement, as of the close of business on the Record Date, there were 140,131,719 shares of Common Stock outstanding and entitled to vote.

        The mailing address of the principal executive offices of the Company is 550 West Adams Street, Chicago, Illinois 60661-3676.

        This solicitation is being made by Knauf and not on behalf of the Board of Directors or management of the Company. We are not aware of any other matters to be brought before the Annual Meeting other than as set forth in this Proxy Statement. If other matters of which Knauf is not aware as of a reasonable time before this solicitation are brought before the Annual Meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

        KNAUF URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD TO VOTE “AGAINST ALL” OF THE COMPANY NOMINEES TO THE BOARD AT THE ANNUAL MEETING.

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting—This Proxy Statement and our GOLD proxy card are available at:

http://www.innisfreema.com/annual/USG

 IMPORTANT

        Your vote is important, no matter how many shares of Common Stock you own. Knauf urges you to sign, date and return the enclosed GOLD proxy card today to vote AGAINST ALL of the Company Nominees to the Board.

  •
  If your shares of Common Stock are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to Knauf, c/o Innisfree M&A Incorporated (“Innisfree”), today in the enclosed postage-paid envelope.

  •
  If your shares of Common Stock are held in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of the shares of Common Stock held in “street name,” and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker, bank or other holder of record. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions. Depending upon your broker, bank or other holder of record, you may be able to vote either by toll-free telephone or by the Internet. You may also vote by signing, dating and returning the enclosed voting form.

        We urge you not to return any proxy card you receive from the Company, unless it is marked AGAINST as a protest against all of the Company Nominees. Since only your latest-dated proxy card will count, returning the Company’s proxy card after voting on our GOLD card will revoke any proxy card you may have previously sent to us.

        In addition, since only your latest-dated proxy card will count, if you have already sent a proxy card furnished by Company management or the Board or have otherwise submitted a proxy using one of the methods described in the USG Proxy Statement, you may revoke that proxy and vote on each of the proposals described in this proxy statement by signing, dating and returning the enclosed GOLD proxy card.

        Any proxy may be revoked at any time prior to the Annual Meeting by delivering a written notice of revocation or a later-dated proxy for the Annual Meeting or by voting in person at the Annual Meeting.

If you have questions, require assistance in voting your GOLD proxy card, or need additional copies of Knauf’s proxy materials,
please contact Innisfree at the phone numbers listed below.

INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

 QUESTIONS AND ANSWERS RELATING TO THIS PROXY SOLICITATION

        The following are some of the questions you may have as a stockholder of the Company, as well as the answers to those questions. The following is not a substitute for the information contained in this Proxy Statement, and the information contained below is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this Proxy Statement. We urge you to read this Proxy Statement carefully and in its entirety.

  Who is making this solicitation?

        Gebr. Knauf KG is making the solicitation of proxies for the Annual Meeting in this Proxy Statement.

        Knauf is the ultimate parent company of the German-based Knauf Group. Knauf is a leading manufacturer of building materials operating more than 220 factories worldwide. In 2017, Knauf achieved a global turnover of approximately 7 billion Euros and employed more than 27,000 people. Knauf has been a significant USG stockholder for almost 20 years.

        Under applicable regulations of the Securities and Exchange Commission (the “SEC”), certain general partners and executive officers of Knauf and its affiliates (the “Other Participants” and together with Knauf, the “Participants”) are the participants in this solicitation. For additional information regarding Knauf and the Other Participants, please see the section entitled “Certain Information Regarding the Participants.”

  What are we asking you to vote on?

        We are asking you to vote AGAINST ALL of the Company Nominees on the GOLD proxy card. We are not making any recommendation with respect to Company Proposals 2 and 3.

  Why are we soliciting your vote?

        On March 26, 2018, we publicly disclosed our offer to acquire USG in an all-cash transaction for $42.00 per share, which represented a 25% premium to the $33.51 closing price of the Company’s Common Stock on March 23, 2018, the last trading day prior to the public announcement of our offer. Nevertheless, USG’s Board rejected the offer outright and has refused to engage in constructive discussions with us regarding the offer.

        We believe that our offer will provide a significant premium and immediate and certain value for USG stockholders after a decade without dividends or equivalent share price development while eliminating any execution risk in an inherently cyclical industry. We are sending you this Proxy Statement and accompanying GOLD proxy card to give you, and the other stockholders of the Company, the ability to communicate your views directly to USG’s Board with respect to the offer, sending a message that the Board should promptly engage in good-faith discussions with Knauf regarding our offer and explore this avenue for maximizing stockholder value.

  Who is entitled to vote?

        Holders of Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. According to the USG Proxy Statement, as of the close of business on the Record Date, there were 140,131,719 shares of Common Stock outstanding and entitled to vote.

  How many votes do I have?

        Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. For example, if you own 100 shares of Common Stock, you are entitled to 100 votes on each matter at the Annual Meeting. USG stockholders do not have cumulative voting rights.

  What is the effect of a vote AGAINST the Company Nominees?

        According to the USG Proxy Statement, the Company’s directors are elected by the affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting. Therefore, if the holders of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting vote AGAINST ALL of the Company Nominees, the Company Nominees will not be elected as directors at the Annual Meeting.

  What should I do in order to vote AGAINST the Company Nominees?

        If your shares are held of record in your own name with the Company’s transfer agent, Computershare, please authorize a proxy to vote by signing, dating and returning the accompanying GOLD proxy card in the enclosed postage-paid envelope.

        If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” In this case, this Proxy Statement and a GOLD voting instruction form should have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the GOLD voting instruction form provided by your broker, bank or other holder of record. Thus, in order for your shares to be voted at the Annual Meeting, you must provide such broker, bank or other holder of record with your voting instructions for your shares by following the instructions on the GOLD voting instruction form provided by such broker, bank or other holder of record. Please do so for each separate account you maintain.

        If you plan to attend the Annual Meeting, you must be a holder of the Company’s shares as of the Record Date of March 12, 2018. The USG Proxy Statement indicates that a form of photo identification will be required for admission to the Annual Meeting as well as one of the following proofs of stock ownership:

  •
  If your shares are registered in your name and you received your proxy materials by mail: Please mark the space on your proxy form if you plan to attend the Annual Meeting. An admission ticket is attached to your proxy form.

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  If your shares are registered in your name and you received or accessed your proxy materials electronically over the Internet: Click the appropriate box on the electronic proxy form or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the Annual Meeting.

  •
  If you hold shares through a broker, bank or other nominee (i.e., in street name): You will be required to present a statement from that institution reflecting your ownership of shares of our stock as of the Record Date, the notice regarding the availability of proxy materials you received or the non-voting portion of the voting instruction form you received.

  Who is paying for the solicitation on behalf of Knauf?

        We will pay all costs for the solicitation of proxies on behalf of Knauf for the Annual Meeting, and we will not seek reimbursement of those costs from the Company.

  Whom should I call if I have any questions about this solicitation?

        If you have any questions or require any assistance, please contact Innisfree, proxy solicitor for Knauf, toll free at (888) 750-5834. Banks, brokers and callers from other countries may call collect at (212) 750-5833.

 BACKGROUND TO THE SOLICITATION

        The following is a chronology of events leading up to this proxy solicitation.

        Knauf initially invested in USG in October 2000 and has been a significant stockholder of the Company since that time. Knauf currently beneficially owns 14,757,258 shares of Common Stock, representing approximately 10.53% of the Company’s outstanding shares.

        From time to time over the years, representatives of Knauf have met with the senior management of USG to discuss Knauf’s investment and various commercial transactions between the two companies. In 2001, Knauf and USG formed a joint venture to manufacture and distribute Aquapanel® brand concrete panels throughout Europe (excluding Turkey) and the countries of the former Soviet Union. Knauf acquired the Company’s 50% interest in the joint venture in December 2015 for a total purchase price of €48 million in cash. In 2012, Knauf acquired USG’s ceilings business in Europe for approximately $80 million in cash. Knauf also explored from time to time the possibility of closer commercial cooperation between Knauf and USG, although these discussions did not lead to any commercial transactions or agreements.

        At a meeting on January 25, 2017 between representatives of Knauf and USG, Knauf proposed a stronger cooperation between the two companies, including the possibility of contributing Knauf’s North American fiberglass insulation business and Latin American gypsum activities to USG in exchange for an increased stake in the Company. Knauf also raised the possibility of becoming a partner in the USG/Boral joint venture.

        On January 30, 2017, the Company declined a request by Knauf for a meeting to discuss its proposals. On February 9, 2017, the Company confirmed to Knauf that its Board of Directors had been informed of Knauf’s proposals, but that the Company would not be in a position to provide a response until it had completed a pending strategic review process. At a meeting on September 19, 2017, the Company informed Knauf that it was not interested in pursuing discussions regarding Knauf’s proposals.

        Representatives of Knauf have also met from time to time with senior representatives of Berkshire to discuss Knauf’s potential interest in a transaction involving the Company. Berkshire, together with its affiliates, is USG’s largest stockholder, owning approximately 30.96% of the Company’s outstanding shares.

        On November 29, 2017, Alexander Knauf and Manfred Grundke, the general partners of Knauf, and Jörg Schanow, Knauf’s General Counsel, met at the Chicago Club in Chicago, Illinois with Jennifer F. Scanlon, the Company’s President and Chief Executive Officer, Matthew F. Hilzinger, the Company’s Executive Vice President and Chief Financial Officer, and Michelle M. Warner, Senior Vice President, General Counsel and Corporate Secretary of the Company. During the meeting, Knauf’s representatives stated Knauf’s intention to make a proposal to acquire the Company in an all-cash transaction.

        Following the meeting, Knauf delivered the following indicative and non-binding proposal to the Company providing for the acquisition of 100% of the outstanding shares of the Company at a cash purchase price of $40.10 per share.

PRIVATE AND CONFIDENTIAL

November 28, 2017

Jennifer F. Scanlon
President and Chief Executive Officer and Member of the Board of Directors
cc: Steven F. Leer, Chairman of the Board of Directors

USG Corporation
550 West Adams Street
Chicago, Illinois 60661

Dear Jennifer:

        On behalf of Gebr. Knauf KG (“Knauf”), we are pleased to submit this non-binding indication of interest for the acquisition of 100% of the outstanding shares of USG Corporation (“USG” or the “Company”) (the “Transaction”).We believe there is compelling strategic logic to such a combination and that Knauf would provide the best possible custodian to ensure the long term success of USG’s operations, brand and people. We are prepared to pay an attractive price in cash in order to effect the Transaction.

1.     Strategic Rationale

        We have been a committed and supportive shareholder in USG for many years. We have always been convinced of the strong strategic merits of a closer cooperation or combination and have devoted significant resources to study this in detail.

        As you know, Knauf is an internationally operating family-owned company headquartered in the city of Iphofen, Germany with net sales in excess of $ 8 billion and EBITDA in excess of $1.6 billion. Knauf’s long term vision is to become a leading global building products company. In line with this vision, we have continued in recent years to expand our businesses both organically and through acquisitions and have invested $ 3 billion in the last five years alone. We are now seeking additional opportunities to further accelerate our geographical diversification as well as revenue and profit growth. Combining the leading Wallboard Producers in our respective North American and European markets to create a global leader in our industry is a critical step towards achieving this goal.

        We believe a combination of Knauf and USG would offer the combined entity the ability to meet customer needs better than either company would be able to achieve on its own. Our businesses, products, and global footprint are highly complementary and, in particular, Knauf would strengthen USG’s position outside the U.S. Together we can provide a broad range of building products to a well-balanced geographical and end market customer base. The integration of our platforms, knowledge sharing and continued investment will allow us to establish an optimized manufacturing, sales, capex and R&D structure on a global scale:

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  In North America, an integration of Knauf’s Insulation division in the medium term would form a leading light building materials provider

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  In Latin America, Knauf’s broad geographical coverage and scalable production facilities will be an ideal growth platform for USG Ceilings and our entire Latin American business is intended to be fully integrated with USG in the medium term

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  In Asia, Knauf’s plant network is highly complementary to that of USG Boral JV and a combination would strengthen the position against upcoming Chinese and Japanese competition. We are highly supportive of the JV and open to discussions to enable further growth, including a future acquisition of a 100% interest in the JV

2.     Purchase Price / Form of Consideration

        Based on our review of publicly available information, we propose to acquire 100% of USG’s outstanding common shares at a cash purchase price of $40.1 per share. The aggregate equity and transaction values implied by our proposal total $ 5.8 billion and $ 6.6 billion, respectively. This all-cash proposal provides USG shareholders with substantial and immediate cash-certain value representing:

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  an attractive multiple of 10.7x 2017E EBITDA (based on average research consensus estimates), which we believe is very compelling relative to precedent transactions in our industry

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  a premium of 12.3% to USG’s highest closing share price over the last 52 weeks ($35.71 reached on November 24, 2017) which is also close to being USG’s all-time high closing share price since the 2008 financial crisis ($35.85)

  •
  value in excess of any 12-month price targets by research analysts

        The proposal is based on 144.1 million net diluted shares outstanding and $846 million of net debt (including pension / OPEB obligations) as of September 30, 2017 and amongst other things assumes that the Company’s public disclosure is an accurate reflection of the state of operations and potential liabilities.

3.     Financing

        The Transaction will not be subject to any financing condition. We expect to finance the Transaction (and any USG debt to be refinanced) from existing corporate funds and additional borrowings. We have significant cash reserves readily available and would arrange additional financing through banks for which we have attached a highly confident letter from Morgan Stanley for up to $4.0 billion in debt financing. We intend to prepare and deliver fully committed financing by the time of the signing of definitive agreements.

4.     Approach to Integration, Heritage and Employees

        As evidenced by our long history and successful international expansion, Knauf has a strong culture of attracting and retaining key managers and employees. We believe that USG management and employees would be critical to the integration of our businesses and the achievement of our long-term success. This Transaction is not predicated on job cuts or plant closures. Rather, we plan to invest in the people at USG and anticipate that there will be attractive career opportunities at the combined company for them. At the appropriate time, we look forward to discussing ensuring retention of key talent.

        We plan to preserve and strengthen USG’s Chicago headquarters to become Knauf’s main management hub in the Americas, including our existing North American Insulation and Latin American Gypsum operations. Likewise, we have long admired USG’s strong brand name and reputation in the marketplace, which we would envision to preserve and build upon.

5.     Ability to Expeditiously Work to a Binding Proposal; Advisors

        We and our advisors have already completed extensive analysis and preliminary due diligence on USG based on publicly available information. Our proposal is subject to having the opportunity to conduct certain due diligence related to USG’s business, financial plans and activities. This will include gaining further clarity on the UBBP JV with Boral and intentions relative to change of control implications. We are highly supportive of the JV but are open to dialogue on alternatives. Key areas of our due diligence focus are enclosed with this letter.

        Consistent with a public company due diligence process and with the need to preserve utmost confidentiality, we are prepared to proceed expeditiously and believe, with adequate access to necessary information, we could be in a position to complete our due diligence within weeks. To expedite matters, we are prepared to begin negotiating definitive transaction documentation during the pendency of our due diligence investigation.

        In light of the significant resources and time we already have and will continue to devote to this effort, we would like to request a short period of exclusivity allowing both parties to move forward in a focused and expeditious manner.

        We have engaged Morgan Stanley as our financial advisor, Baker McKenzie as our legal advisor and PricewaterhouseCoopers as our accounting and tax advisor.

6.     Approvals and Conditions

        This non-binding indication of interest is made by the General Partners of Knauf. We have reviewed the Transaction with our board (“Gesellschafterausschuss”) and all family shareholders, who are highly supportive.

        Entry into a definitive Transaction would be subject to customary terms and conditions, including: (a) completion of satisfactory due diligence, (b) negotiation of mutually acceptable definitive agreements typical for transactions of this type, and (c) approval by the parties’ respective boards of directors of the final terms and conditions of the Transaction.

        We would expect the consummation of a Transaction to be subject to customary closing conditions including regulatory and USG shareholder approvals. Together with outside counsel, we have reviewed the potential combination of our businesses from a regulatory standpoint and believe that the Transaction would not raise material issues. We are highly committed to the successful completion of this Transaction and would like to engage with you and your counsel as soon as possible to jointly finalize our regulatory analysis.

7.     Confidentiality

        This indication of interest is being made confidentially to you. We do not intend to make this letter or the existence of our proposal public, and expect that you will not issue any press release or other public announcement and not make any disclosure to any person (other than your board members, advisors and Berkshire Hathaway) relating to this proposal or the transactions contemplated hereby without our prior knowledge and written consent. A premature publication or leak may lead to the immediate withdrawal of our proposal.

        We hope that you and your Board of Directors share our enthusiasm about this Transaction. This matter is of the highest priority for us, and we are committed to working together with you to bring this vision to fruition. We appreciate your timely consideration of this proposal and look forward to your response and discussing the next steps towards the Transaction. Please feel free to contact us in the interim with any questions or clarification you may require.

        Very truly yours,

Alexander Knauf	Manfred Grundke
General Partner	General Partner
Gebr. Knauf KG	Gebr. Knauf KG

        Following delivery of its proposal letter, Knauf’s representatives on November 29, 2017 informed Berkshire of the terms of Knauf’s proposal and provided Berkshire with a copy of its proposal letter.

        The Company on December 20, 2017 provided a written response indicating that the Company’s Board, in consultation with its financial and legal advisors, had considered Knauf’s proposal and had determined that it was not in the interest of the Company’s stockholders to enter into discussions with Knauf regarding its proposal. Following receipt of the Company’s response, on December 22, 2017, Mr. Knauf and Mr. Grundke spoke by phone with Ms. Scanlon. During this call, the Company confirmed its refusal to engage in substantive discussions regarding Knauf’s proposal.

        On February 1, 2018, the Company released its fourth quarter 2017 and full year results, provided its outlook for 2018 and announced an increase in its share repurchase program. During that day, the trading price for the Company’s shares decreased by $2.30 per share, or approximately 6%.

        The Company released its 2017 annual report on February 14, 2018. On March 8, 2018, the Company held an inaugural “Investor Day” presentation during which the Company, among other matters, disclosed its financial and business projections through the end of the Company’s 2020 fiscal year. During the day of the presentation, the trading price for the Company’s shares decreased by $0.98 per share, or approximately 3%.

        On March 12, 2018, Mr. Knauf and Mr. Grundke met in New York with Steven F. Leer, the Company’s non-executive Chairman of the Board, and Ms. Scanlon. Knauf reiterated its determination to pursue a transaction and indicated that a revised proposal would be forthcoming, after which all options would be on the table. The Company assured due consideration of Knauf’s revised proposal.

        Based in part on the additional information that had been disclosed publicly by the Company, Knauf on March 15, 2018 delivered the following revised indicative and non-binding proposal to the Company providing for the acquisition of 100% of the outstanding shares of the Company at a cash purchase price of $42.00 per share.

PRIVATE AND CONFIDENTIAL

March 15, 2018

Steven F. Leer
Chairman of the Board of Directors

Jennifer F. Scanlon
President and Chief Executive Officer and Member of the Board of Directors

USG Corporation
550 West Adams Street
Chicago, Illinois 60661

Dear Steven and Jenny:

        As previewed at our meeting in New York earlier this week and further to our proposal letter dated November 29, 2017 (which we re-attach for convenience), we are writing on behalf of Gebr. Knauf KG (“Knauf”) to submit a revised indicative and non-binding proposal for the acquisition of 100% of the outstanding shares of USG Corporation (“USG” or the “Company”) (the “Transaction”).

        We continue to believe there is compelling strategic logic to our proposed Transaction and that Knauf would provide the best possible custodian to ensure the long term success of USG’s operations, brand and people. We are unwavering in our focus to bring this Transaction to fruition and continue to believe we are offering an attractive cash-certain price.

        As a result, we were disappointed by your letter dated December 20, 2017 and USG’s refusal expressed on our subsequent phone call to engage in further transaction discussions with us. Following our phone call in December, as you suggested, we have awaited and reviewed your 2017 annual report and attended your investor day on March 8th. We have carefully considered the additional data provided in these forums along with the various valuation comments you had made on our phone call.

        As we communicated in our November meeting, we are not opportunistic in our timing relative to daily share prices but rather focused on what we believe to be the sustainable long-term value of the business. As a leading global building products company and having been invested in USG for almost two decades, we both know that at the heart of the matter this is a mature and cyclical industry.

Revised Proposal Terms

        Based on our conversation in New York, we are willing to increase our price in order to demonstrate our seriousness and our desire to move forward with a Transaction that delivers full and fair value to all shareholders.

        We propose to acquire 100% of USG’s outstanding common shares at a cash purchase price of $42.00 per share which provides USG shareholders with risk-free, substantial and immediate cash-certain value representing:

  •
  an attractive multiple of 11.2x 2017 fully adjusted EBITDA, which we believe is very compelling relative to precedent transactions in our industry

  •
  a premium of 21% to USG’s volume weighted average price since USG’s release of full-year results ($34.63) and 30% to the 12-months average price ($32.36), both based on closing prices as of March 14, 2018

  •
  value in excess of the highest closing share price over the last decade and since the global financial crisis ($40.82 reached on January 8, 2018)

        Our proposal is based on our review of publicly available information. We remain ready and willing to engage in discussions to explore further potential pockets of value with the benefit of access to non-public information as part of our focused due diligence with minimal disruption to the USG organization.

        Other aspects of our proposal (as further detailed in our November letter) are:

  •
  Strong strategic rationale

  •
  Good custodian for the business with thoughtful approach to integration, employment opportunities and preservation of heritage

  •
  Strong ability to consummate a transaction including financing certainty and a smooth pathway to all required approvals

Next Steps

        We strongly prefer to conduct our discussions with you privately and are eager to meet with you at your earliest convenience to discuss next steps. We and our advisors (Morgan Stanley, Baker McKenzie, PricewaterhouseCoopers) stand ready to commence focused due diligence immediately.

        This revised proposal presents an immediate high-value cash-certain monetization opportunity for USG shareholders that de-risks any future business plan execution and cyclicality while creating a stronger company. We are convinced that our offer is highly attractive and will win the approval of at least 80% of the company owners.

        As you know, we have been patient and supportive of USG management and have always voted with USG’s management and board, even during challenging times over the years. Should you choose not to engage in good faith discussions with us we may reconsider our behaviour.

        We appreciate your timely consideration of this revised proposal and look forward to your response. Please feel free to contact us in the interim with any questions or clarification you may require.

        Very truly yours,

Alexander Knauf	Manfred Grundke
General Partner	General Partner
Gebr. Knauf KG	Gebr. Knauf KG

        On March 15, 2018, Knauf provided a copy of its revised proposal letter to Berkshire.

        At the request of Berkshire, on March 23, 2018, Mr. Knauf and Mr. Grundke, together with representatives of Morgan Stanley, Knauf’s financial advisor, held a telephonic discussion with the Chief Executive Officer and another senior executive of Berkshire. During the call, Berkshire proposed to grant Knauf an option to purchase all of the shares of the Company held by Berkshire and its affiliates. The option would be exercisable only in connection with the consummation of the purchase by Knauf of all of the outstanding shares of the Company at a price of not less than $42.00 per share. The option exercise price payable to Berkshire would be the same price paid to the other USG stockholders by Knauf, less an option purchase price of $2 per share to be paid by Knauf to Berkshire upon the grant of the option.

        Knauf, Berkshire and their respective advisors are currently evaluating Berkshire’s option proposal. As of the date of this Proxy Statement, there is no agreement, arrangement or understanding, written or otherwise, between Knauf and Berkshire or their respective affiliates with respect to the proposals made by Knauf to the Company or relating to acquiring, holding, voting or disposing of the Common Stock beneficially owned by Berkshire.

        On March 26, 2018, through filings with the SEC, Berkshire publicly announced its option proposal and Knauf publicly announced its proposals to acquire the Company. On the same day, the Company announced through an SEC filing that its Board had rejected Knauf’s revised $42.00 proposal and that it had again declined to enter into discussions with Knauf regarding its proposal.

        On March 29, 2018, Mr. Knauf spoke telephonically with Ms. Scanlon. Mr. Knauf reiterated the willingness to find more value if additional information was provided and proposed an in-person meeting for the Company to present its strategic plan. Mr. Knauf offered for Knauf to enter into a non-disclosure agreement to allow for further information sharing. Ms. Scanlon rejected the request for a meeting and the offered non-disclosure agreement, but agreed to have the respective financial advisors meet.

        On April 3, 2018, Knauf delivered an information demand to the Company pursuant to Section 220 of the General Corporation Law of the State of Delaware requesting a list of the Company’s stockholders as of the Record Date and certain other information relating to stockholder voting at the Annual Meeting.

        On April 5, 2018, representatives of Morgan Stanley and Baker & McKenzie LLP, Knauf’s legal advisor, met with representatives of the Company’s financial advisors, Goldman Sachs & Co. and JPMorgan Chase & Co., and legal advisor, Jones Day, in New York to discuss Knauf’s revised proposal and the USG Board’s response. During this meeting, the Company’s advisors described generally the valuation methodologies used by the Company’s Board to evaluate Knauf’s proposals. Knauf’s advisors indicated that in order to revisit value, Knauf would need to receive additional information that supports value beyond $42.00 per share The Company’s advisers, however, declined to provide any non-public financial or other information to Knauf’s advisors during the meeting.

        Knauf’s advisors suggested that the USG Board consider providing at least limited additional information relating to certain specific business and financial topics discussed during the meeting in order to potentially facilitate further discussions between the parties regarding valuation. Knauf’s advisors again confirmed Knauf’s willingness to enter into a non-disclosure agreement with respect to the requested information.

        On April 6, 2018, the Company’s advisors responded that the Company had considered Knauf’s request and had declined to provide Knauf with any further information.

        Based on the Company’s response, on April 10, 2018, Knauf issued a press release announcing its intention to solicit proxies from the Company’s stockholders voting AGAINST ALL of the Company Nominees at the Annual Meeting.

        On April 10, 2018, the Company responded to Knauf’s information demand by raising technical objections to Knauf’s demand, including questioning the purpose of Knauf’s request and asking for additional evidence that Knauf is a stockholder of the Company. Knauf on April 11, 2018 delivered a supplemental information demand to the Company and on April 16, 2018 delivered a letter to the USG Board objecting to the Company’s delay in providing the requested stockholder information. Later on April 16, 2018, the Company delivered a letter to Knauf agreeing to comply with Knauf’s information demand.

        On April 12, 2018, Berkshire publicly indicated that its present intention is to vote against the four directors proposed by USG.

REASONS FOR THE SOLICITATION

        We have offered to acquire USG in an all-cash transaction for $42.00 per share. Despite the significant premium represented by our offer, USG’s Board rejected the offer outright and has refused to engage in constructive discussions with us regarding the offer. We therefore want to make USG stockholders aware of our all-cash offer.

        We believe a vote AGAINST the Company Nominees will send a clear signal that you, as a USG stockholder, want your Board to engage in a meaningful dialogue with us regarding a possible business combination between our two companies.

        We believe our offer to acquire USG is compelling for the following reasons:

  •
  Our offer provides an immediate cash-certain monetization opportunity for USG stockholders after a decade without dividends or equivalent share price development value and de-risks the execution of USG’s ambitious business plan and future cyclicality while creating a stronger company.

  •
  Our offer represents an attractive multiple of 11.2x USG’s 2017 fully adjusted and actually realized EBITDA, which we believe is compelling relative to relevant precedent transactions in the wallboard and ceilings industry.(1)

  •
  Or offer represents a 25% premium to the $33.51 closing price of USG’s Common Stock on March 23, 2018, the last trading day prior to the public disclosure of our offer, and a 30% premium to USG’s $32.36 average closing share price for the 12-month period ended March 23, 2018.

  •
  Our offer provides value in excess of USG’s highest closing share price over the last decade and since the global financial crisis (measured since January 1, 2008; $40.82 reached on January 8, 2018).

  •
  Importantly, we firmly believe our offer reflects full and fair value for the Company relative to intrinsic value when factoring in the cyclicality of the industry and expectations for sustainable through-the-cycle profitability and cash flows.

  •
  Knauf will agree to enter into a merger agreement that includes no financing condition and includes appropriate contractual provisions reflecting our commitment to secure required clearances or approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any applicable non-US merger control laws. We do not believe there will be regulatory matters in connection with the transaction that we will not be able to address.

(1)
Compares to an average 8.7x multiple of last twelve months EBITDA for the following wallboard and ceilings transactions, which Knauf believes are relevant: Knauf International GmbH acquisition of Armstrong World Industries, Inc’s EMEA and Pacific Rim businesses, James Hardie Industries plc acquisition of XI (DL) Holdings GmbH and its subsidiaries (including, but not limited to, Fermacell GmbH), USG Corporation and Boral Limited formation of joint venture, an affiliate of Lone Star Funds acquisition of Lafarge North America, Inc’s gypsum business, Gebr. Knauf KG acquisition of Lafarge S.A.’s Australian gypsum business, Etex Group NV/SA acquisition of Lafarge S.A.’s European and Latin American gypsum businesses. EBITDA adjusted for synergies where information available.

COMPANY PROPOSAL NO. 1

ELECTION OF DIRECTORS

        The Company has a classified or “staggered” board of directors. The Board currently consists of ten director seats, nine of which have been filled and one of which has recently been created and is vacant. Four board seats, including the vacant board seat, are up for election at the Annual Meeting. For the reasons stated above, we are seeking your support at the Annual Meeting to vote AGAINST ALL of the Company Nominees.

        According to the USG Proxy Statement, assuming a quorum of stockholders is present at the Annual Meeting, directors will be elected by a majority of the votes cast by stockholders entitled to vote at the Annual Meeting. Therefore, if the holders of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting vote AGAINST ALL of the Company Nominees, the Company Nominees will not be elected as directors at the Annual Meeting.

        Broker non-votes occur when nominees, such as brokers and banks, holding shares on behalf of street name holders do not receive voting instructions from those owners regarding a matter and do not have discretionary authority to vote on the matter under the rules of the New York Stock Exchange. Those rules allow nominees to vote in their discretion on routine matters even if they do not receive voting instructions from the street name holder. On non-routine matters, nominees cannot vote unless they receive instructions from the street name holder. The failure to receive such instructions as to a non-routine matter results in a broker non-vote. According to the USG Proxy Statement, broker non-votes will counted for purposes of determining whether a quorum is present at the Annual Meeting, but because they are not votes they will not be treated as “votes cast” and therefore will not affect the outcome of the election of the Company Nominees.

        According to the USG Proxy Statement, abstentions will likewise be counted for purposes of determining whether a quorum is present at the Annual Meeting, but they will not be treated as “votes cast.” Accordingly, abstentions will have no effect on the outcome of the election of the Company Nominees.

        The USG Proxy Statement does not indicate what actions the Company may take if any of the Company Nominees are not elected at the Annual Meeting. Under the Company’s bylaws, newly created directorships resulting from an increase in the authorized number of directors or a vacancy on the Board from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, based upon the recommendation of the Board’s Governance Committee (or, if applicable, a subcommittee thereof). The Company’s bylaws provide that each director so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which he or she has been elected expires, and until his or her successor has been duly elected and qualified.

        If we are successful in obtaining a majority vote of the Company’s stockholders AGAINST ALL of the Company Nominees, it is unclear what actions the USG Board may take. The Board could, for example, accept the resignations of each of the incumbent Company Nominees and place the incumbent nominees and the nominee for the newly-created board seat on the Board for full three-year terms despite the rejection of the Company Nominees by a majority of the Company’s stockholders. The Board could also take no action and permit the incumbent Company Nominees to serve as “holdover” directors until the Company’s 2019 annual meeting of stockholders, again despite the clear expression of the wishes of a majority of stockholders.

        Finally, the Board could convene a special stockholder meeting at which the Company’s stockholders would vote on director nominees. If the Board convenes a special meeting of stockholders for this purpose, Knauf reserves the right to nominate one or more individuals for election as directors of the Company.

        Please note that the Company Nominees are not the nominees of Knauf, have not consented to be named in these proxy materials, and are the nominees of the Company. Because the Company Nominees are not Knauf’s nominees and have not consented to be named in this Proxy Statement, they are not participants in this solicitation. We can provide no assurance that any of the Company Nominees will serve as directors if elected. The names, backgrounds and qualifications of the Company Nominees, and other information about them, can be found in the USG Proxy Statement.

        WE URGE YOU TO VOTE “AGAINST” ALL OF THE COMPANY NOMINEES USING THE ENCLOSED GOLD PROXY CARD.

COMPANY PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCH LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        In the USG Proxy Statement, the Company is asking stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s 2018 fiscal year.

        According to the USG Proxy Statement, if the appointment of Deloitte & Touche LLP is not ratified, the Audit Committee of the Board will reconsider whether it is appropriate to retain another independent registered public accountant.

        WE MAKE NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, WE WILL VOTE “ABSTAIN” WITH RESPECT TO THIS PROPOSAL.

 COMPANY PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE COMPENSATION
OF NAMED EXECUTIVE OFFICERS

        As discussed in further detail in the USG Proxy Statement, the Company is asking stockholders to indicate their support for the compensation of the Company’s named executive officers. This proposal, commonly known as a “Say-on-Pay” proposal, is not intended to address any specific item of compensation, but rather the overall approach to the compensation of the Company’s named executive officers. Accordingly, the Company is asking stockholders to vote for the following resolution:

        “RESOLVED, that the stockholders of USG Corporation (USG) approve, on an advisory basis, the compensation of USG’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables and narrative in the Proxy Statement for USG’s 2018 Annual Meeting of Stockholders.”

        According to the USG Proxy Statement, the stockholder vote on the Say-on-Pay proposal is advisory and not binding on the Board. The USG Proxy Statement indicates, however, that the Board and USG’s Compensation and Organization Committee will carefully review and consider the voting results on this proposal when evaluating the Company’s executive compensation program.

        WE MAKE NO RECOMMENDATION WITH RESPECT TO THIS SAY-ON-PAY PROPOSAL. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, WE WILL VOTE “ABSTAIN” WITH RESPECT TO THIS PROPOSAL.

 VOTING AND PROXY PROCEDURES

        Stockholders are entitled to one vote for each share of Common Stock held of record on the Record Date with respect to each matter to be acted on at the Annual Meeting. Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Stockholders who sell their shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date. Based on publicly available information, Knauf believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the shares of Common Stock.

        Shares of Common Stock represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted AGAINST ALL of the Company Nominees and, because Knauf is not making any recommendation with respect to Company Proposals 2 and 3, ABSTAIN with respect to such proposals.

        Please note that the Company Nominees are not the nominees of Knauf, have not consented to be named in this Proxy Statement, and are the nominees of the Company. The names, backgrounds and qualifications of the Company Nominees, and other information about them, can be found in the USG Proxy Statement. We can provide no assurance that any of the Company Nominees will serve as directors if elected.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

        A quorum is the minimum number of shares of Common Stock that must be present, in person or by proxy, at a duly called meeting in order to legally transact business at the meeting. According to the USG Proxy Statement, the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, are necessary to constitute a quorum to transact business at the Annual Meeting.

        According to the USG Proxy Statement, abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum at the Annual Meeting. Broker non-votes occur when nominees, such as brokers and banks, holding shares on behalf of street name holders do not receive voting instructions from those owners regarding a matter and do not have discretionary authority to vote on the matter under the rules of the New York Stock Exchange. Those rules allow nominees to vote in their discretion on routine matters, such as the ratification of the appointment of independent registered public accountants, even if they do not receive voting instructions from the street name holder. On non-routine matters, nominees cannot vote unless they receive instructions from the street name holder. The failure to receive such instructions as to a non-routine matter results in a broker non-vote. Knauf believes that because of the contested nature of the solicitation of proxies for the Annual Meeting, each of the Company proposals to be considered at the Annual Meeting will be treated as non-routine.

VOTES REQUIRED FOR APPROVAL

        Election of Directors—According to the USG Proxy Statement, directors are elected by a majority of the votes cast by stockholders entitled to vote at the Annual Meeting. Therefore, if the holders of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting vote AGAINST the Company Nominees, the Company Nominees will not be elected as directors at the Annual Meeting.

        Ratification of Appointment of Accounting Firm—According to the USG Proxy Statement, the selection of Deloitte & Touche LLP will be deemed to have been ratified if a majority of the shares present at the Annual Meeting, in person or represented by proxy, and voting on the matter, vote in favor of ratification.

        Advisory Vote on Executive Compensation—According to the USG Proxy Statement, although the vote is non-binding, the advisory vote on executive compensation will be approved if a majority of the shares present at the Annual Meeting, in person or represented by proxy, and voting on the matter, vote in favor of approval.

        According to the USG Proxy Statement, broker non-votes and abstentions will not be treated as “votes cast” and therefore will not affect the outcome of the election of the Company Nominees or the advisory vote on executive compensation. Because of the contested nature of the solicitation of proxies for the Annual Meeting, Knauf believes that each of the Company proposals to be considered at the Annual Meeting will be treated as non-routine and therefore may give rise to broker non-votes.

        If you sign and submit your GOLD proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with Knauf’s recommendations specified herein and in accordance with the discretion of the persons named on the GOLD proxy card with respect to any other matters that may be voted upon at the Annual Meeting.

REVOCATION OF PROXIES

        Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. In addition, the timely delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to Knauf in care of Innisfree at the address set forth on the back page of this Proxy Statement or to the Company at 550 West Adams Street, Chicago, Illinois 60661-3676 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to Knauf in care of Innisfree at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date. Additionally, Innisfree may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies to votes against the Company Nominees.

IF YOU WISH TO VOTE “AGAINST” THE ELECTION OF ANY OF THE COMPANY’S NOMINEES TO THE BOARD, PLEASE PROMPTLY USE THE ENCLOSED GOLD PROXY TO VOTE BY SIGNING, DATING AND RETURNING THE GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

 SOLICITATION OF PROXIES

        The solicitation of proxies pursuant to this Proxy Statement is being made by Knauf. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

        Knauf has entered into an agreement with Innisfree for solicitation and advisory services in connection with this solicitation, for which Innisfree will receive a fee not to exceed $600,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Innisfree will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Knauf has requested that banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Knauf will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Innisfree will employ approximately 50 persons to solicit USG’s stockholders for the Annual Meeting.

        Knauf has also entered into an agreement with MacKenzie Partners, Inc. (“MacKenzie Partners”) for solicitation and advisory services in connection with this solicitation, for which MacKenzie Partners will receive an initial retainer of $60,000 and additional quarterly retainers of $15,000 payable commencing June 30, 2018. The agreement also requires Knauf to reimburse MacKenzie Partners for its reasonable out-of-pocket expenses and to indemnify MacKenzie Partners against certain liabilities and expenses, including certain liabilities under the federal securities laws. MacKenzie Partners may solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that MacKenzie Partners will employ approximately 10 persons to solicit USG’s stockholders for the Annual Meeting.

        The entire expense of soliciting proxies on behalf of Knauf is being borne by Knauf, and Knauf will not seek reimbursement from the Company of any expenses it incurs in connection with this solicitation. Costs of this solicitation of proxies are currently estimated to be approximately $1,500,000. Knauf estimates that through the date of this Proxy Statement its expenses in connection with this solicitation are approximately $500,000.

 CERTAIN INFORMATION REGARDING THE PARTICIPANTS

        Gebr. Knauf KG is a participant in this solicitation. Knauf is the ultimate parent company of the German-based Knauf Group. Knauf is a leading manufacturer of building materials operating more than 220 factories worldwide. In 2017, Knauf achieved a global turnover of approximately 7 billion Euros and employed more than 27,000 people. Knauf has been a USG stockholder for almost 20 years.

        The address of the principal office of Knauf is Am Bahnhof 7, 97346 Iphofen, Federal Republic of Germany.

        The following table sets forth the name of each general partner and executive officer of Knauf and its affiliates who may assist Innisfree in soliciting proxies from stockholders of the Company. Unless otherwise indicated, (a) the current business address of each person is c/o Knauf, Am Bahnhof 7, 97346 Iphofen, Federal Republic of Germany and (b) each occupation set forth opposite each individual’s name refers to employment with Knauf.

Name	Present Position with Knauf or Other Principal Occupation or Employment
Alexander Knauf	General Partner—Gebr. Knauf KG
Manfred Grundke	General Partner—Gebr. Knauf KG
Jörg Schanow	General Counsel—Gebr. Knauf KG
Martin Stürmer	Chief Financial Officer—Gebr. Knauf KG
Christopher Griffin	Chief Executive Officer—North America—Knauf Insulation, Inc.
Michael Rosskopf	Head Inhouse Consulting—Gebr. Knauf KG

        As of the date of this Proxy Statement, Knauf directly beneficially owns 14,757,258 shares of Common Stock, representing approximately 10.53% of the Company’s outstanding shares. All of the USG shares currently beneficially owned by Knauf are held of record by C&G Verwaltungs GmbH, a wholly-owned subsidiary of Gebr. Knauf KG. Because Knauf purchased these shares of Common Stock prior to the Record Date, Knauf may vote these shares of Common Stock at the Annual Meeting. Knauf and its affiliates have not purchased or sold any shares of Common Stock during the past two years.

        As of the date of this Proxy Statement, Mr. Griffin directly beneficially owns 53,567 shares of Common Stock. Because Mr. Griffin purchased these shares of Common Stock prior to the Record Date, Mr. Griffin may vote these shares of Common Stock at the Annual Meeting. Except for the sale of 40,000 shares of Common Stock on August 15, 2016, Mr. Griffin has not purchased or sold any shares of Common Stock during the past two years.

        In September 2015, the Company and its indirect wholly-owned subsidiary, USG Ventures-Europe GmbH, entered into an Interest and Share Purchase Agreement (the “ISPA”) with Knauf Aquapanel GmbH, an affiliate of Knauf. Pursuant to the ISPA, USG Ventures-Europe GmbH sold to such affiliate its 50% share of its interests in Knauf/USG Verwaltungs GmbH and Knauf/USG Systems GmbH & Co. KG (collectively, the “Knauf-USG Joint Venture”) for a total price of €48 million in cash. The Knauf-USG Joint Venture manufactured and distributed Aquapanel® brand cement panels throughout Europe (excluding Turkey) and all countries that were part of the former Soviet Union since 2001. The sale was consummated in December 2015 and, according to the USG Proxy Statement, the Company recorded a $6 million net gain on the disposition. There are continuing indemnification obligations under the ISPA pursuant to which the Company may be obligated to pay money to, or entitled to receive money from, certain entities affiliated with Knauf.

        The Company was named as a defendant in lawsuits relating to Chinese-made wallboard installed in homes primarily in the southeastern United States in 2006 and 2007. Most of the lawsuits against the Company related to wallboard manufactured by Knauf Plasterboard (Tianjin) Co., an affiliate of Knauf. Those lawsuits have been resolved, and the Company has reached an agreement with Knauf and its affiliates that limits the Company’s responsibility for claims against the Company for homes to which it delivered Knauf Plasterboard (Tianjin) Co. wallboard. In accordance with the agreement, an affiliate of Knauf will fund the costs of resolving the claims, excluding legal fees. According to the USG Proxy Statement, the Company estimates that its gross liability for resolving outstanding claims relating to wallboard manufactured by Knauf Plasterboard (Tianjin) Co. is approximately $333,000.

        Except as set forth in this Proxy Statement, (a) during the past 10 years, no Participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), (b) no Participant in this solicitation directly or indirectly beneficially owns any securities of the Company, (c) no Participant in this solicitation owns any securities of the Company which are owned of record but not beneficially, (d) no Participant in this solicitation has purchased or sold any securities of the Company during the past two years, (e) no part of the purchase price or market value of the securities of the Company owned by any Participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, (f) no Participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies, (g) no associate of any Participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company, (h) no Participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company, (i) no Participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000, and (j) no Participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

OTHER MATTERS AND ADDITIONAL INFORMATION

        Each of the proposals to be considered at the Annual Meeting has been made by the Company. Knauf is not aware of any other matters to be considered at the Annual Meeting. However, if other matters of which Knauf is not aware as of a reasonable time before this solicitation are brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

        According to the USG Proxy Statement, stockholder proposals intended for inclusion in the proxy statement for the Company’s next regularly scheduled annual meeting in May 2019 must be received by the Company no later than November 29, 2018. Any such stockholder proposal must comply with Rule 14a-8 of Regulation 14A of the SEC. Under the Company’s bylaws, stockholder proposals not intended for inclusion in the proxy statement, but intended to be raised at the Company’s regularly scheduled annual meeting of stockholders in May 2019, including nominations for election of directors other than the Board’s nominees, must be received no earlier than December 29, 2018 nor later than January 28, 2019 and must comply with the procedures outlined in the Company’s bylaws. The bylaws are accessible on the Company’s investor relations website investor.usg.com. A copy of the bylaws also is available upon written request to USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676.

        The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2019 Annual Meeting is based on information contained in the USG Proxy Statement for the Annual Meeting. The incorporation of this information in this Proxy Statement should not be construed as an admission by Knauf that such procedures are legal, valid or binding.

 OTHER INFORMATION

        This Proxy Statement omits certain information that is included in the USG Proxy Statement. Please refer to the USG Proxy Statement for certain additional information and disclosure required to be made by the Company in connection with the Annual Meeting in accordance with applicable law. Please see Schedule I for information regarding persons who beneficially own more than 5% of the Common Stock and the ownership of Common Stock by USG’s directors and management.

        The information concerning the Company contained in this Proxy Statement has been taken from, or is based upon, publicly available information.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this Proxy Statement may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of USG by Knauf and the benefits of the proposed acquisition. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Any such statements speak only as of the date the statements were made and are not guarantees of future performance. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results and developments to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things, the willingness of the Board to engage in discussions with Knauf regarding its proposal or to provide access to non-public financial and other information regarding the Company and its business to Knauf and its advisors, the ability of Knauf and USG to agree to the terms of the proposed transaction and, in the event a definitive transaction agreement is executed, the ability of the parties to obtain any necessary stockholder and regulatory approvals, to satisfy any other conditions to the closing of the transaction and to consummate the proposed transaction on a timely basis or at all, as well as changes in business strategies, economic conditions affecting the building products industry and Knauf’s ability to successfully integrate USG’s operations and employees with Knauf’s existing business. Any forward-looking statements should be evaluated in light of these important risk factors. Knauf is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

 YOUR SUPPORT IS IMPORTANT

        Tell the Board what you think! Your vote is important. No matter how many shares of Common Stock you own, please give Knauf your proxy to vote AGAINST ALL of the Company Nominees BY SIGNING, DATING AND RETURNING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

        If your shares of Common Stock are held in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of the shares of Common Stock held in “street name,” and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker, bank or other holder of record. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Depending upon your bank, broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed GOLD voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GOLD voting form. If you have any questions or require any additional information concerning this Proxy Statement, please contact Innisfree at the address set forth below.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Knauf’s proxy materials,
please contact Innisfree at the phone numbers listed below.

        INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

Gebr. Knauf KG
April 23, 2018

 SCHEDULE I

        The following is reprinted from the definitive proxy statement filed by USG Corporation with the Securities and Exchange Commission on March 29, 2018.

 SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

        The following table sets forth information as of the record date regarding beneficial ownership of our common stock by each director and nominee for director, each executive officer named in the Summary Compensation Table and all current directors and executive officers as a group, including any shares held by executive officers through the Investment Plan.

Name	Common Shares Beneficially Owned, Excluding Shares Subject to Options and Restricted Stock Units(a)	Shares Subject to Vested Options and Restricted Stock Units that Vest Within 60 Days	Deferred Stock Units(b)	Total Beneficial Stock and Stock Unit Holdings(c)
Jose Armario(d)	6,534	—	78,291	84,825
Thomas A. Burke	710	—	16,425	17,135
Matthew Carter, Jr.	—	—	19,990	19,990
Dana S. Cho	—	—	—	—
Brian J. Cook	81,425	37,063	—	118,488
Gretchen R. Haggerty	41,713	—	—	41,713
William H. Hernandez	17,905	—	27,049	44,954
Matthew F. Hilzinger(e)	61,175	34,300	—	95,475
Brian A. Kenney	36,659	—	—	36,659
Richard P. Lavin	36,657	—	—	36,657
Steven F. Leer	5,818	—	93,331	99,149
Gregory D. Salah(f)	28,572	6,885	—	35,457
Jennifer F. Scanlon	51,467	53,220	—	104,687
Michelle M. Warner	—	—	—	—
All current directors and executive officers as a group (17 persons)	464,467	228,926	235,086	928,479

(a)
Unless otherwise noted, each individual or member of the group has sole voting power and investment power with respect to the shares shown in this column.

(b)
Indicates the non-voting deferred stock units credited to the account of the individual director or members of the group under current and past director compensation programs. The units increase or decrease in value in direct proportion to the market value of our common stock and are paid in shares of common stock following termination of Board service. However, as described in the 2017 Director Compensation table on page 23 of this proxy statement, one director elected to continue the option to receive cash or shares of common stock for deferred stock units earned between January 1, 2008 and August 30, 2017. Deferred stock units earned under a previous deferred compensation program prior to January 1, 2008 will only be paid in cash in accordance with the terms of that program.

(c)
As of the record date, neither any director, director nominee nor executive officer, nor the current directors and executive officers of our Company as a group, beneficially owned more than 1% of our Company’s outstanding common stock.

(d)
Includes 2,619 shares held by trusts for the benefit of Mr. Armario’s children.

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(e)
Includes 35,580 shares held by the M&S Hilzinger Family, LP, over which Mr. Hilzinger and his wife share voting and investment power.

(f)
Includes 3,000 shares held by the Sloan D. Salah Trust, over which Mr. Salah and his wife share voting and investment power.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

        The following table provides information regarding the beneficial ownership of our common stock by all persons known by us to be the beneficial owner of more than 5% of our common stock on the record date. This information is based upon statements on Schedule 13D or 13G or Form 3 or 4 filed by those persons with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Berkshire Hathaway Inc.(a)
1440 Kiewit Plaza
Omaha, Nebraska 68131	43,387,980	30.96%
C & G Verwaltungs GmbH(b)
Am Bahnhof 7
97346 Iphofen
Federal Republic of Germany	14,757,258	10.53%

(a)
The number of shares shown as beneficially owned includes (a) 17,072,192 shares held by National Indemnity Company, a Nebraska insurance corporation (“NICO”), which is an indirect subsidiary of Berkshire Hathaway, Inc., a Delaware corporation (“Berkshire Hathaway”), (b) 14,035,088 shares (the “BH Nebraska Shares”) held by Berkshire Hathaway Life Insurance Company of Nebraska, a Nebraska corporation (“BH Nebraska”), (c) 7,894,736 shares (the “BH Assurance Shares,” and together with the BH Nebraska Shares, the “Nebraska/Assurance Shares”) held by Berkshire Hathaway Assurance Corporation, a New York corporation (“BH Assurance”), and (d) 4,385,964 shares (the “General Re Life Shares”) held by General Re Life Corporation, a Connecticut corporation (“General Re Life”). Mr. Buffett may be deemed to control Berkshire Hathaway, which controls BH Nebraska, BH Assurance and General Re Life. Thus, both Mr. Buffett and Berkshire Hathaway may be considered to have beneficial ownership of the Nebraska/Assurance Shares and the General Re Life Shares. NICO, a direct subsidiary of Berkshire Hathaway and the direct parent company of BH Nebraska and BH Assurance, also may be considered to have beneficial ownership of the Nebraska/Assurance Shares. General Reinsurance Corporation, a Delaware corporation (“General Reinsurance”), an indirect subsidiary of Berkshire Hathaway and the direct parent company of General Re Life, also may be considered to have beneficial ownership of the General Re Life Shares. General Re Corporation, a Delaware corporation (“General Re”), a direct subsidiary of Berkshire Hathaway and the direct parent company of General Reinsurance, also may be considered to have beneficial ownership of the General Re Life Shares. BH Nebraska has voting and investment power with respect to the BH Nebraska Shares. BH Assurance has voting and investment power with respect to the BH Assurance Shares. However, Mr. Buffett, Chairman of the Board of Directors of Berkshire Hathaway, who may be deemed to control BH Nebraska and BH Assurance, directs the investment of BH Nebraska and BH Assurance. Thus, Mr. Buffett, Berkshire Hathaway, and NICO share voting and investment power with respect to the Nebraska/Assurance Shares. General Re Life has voting and investment power with respect to

2

  General Re Life Shares. However, Mr. Buffett, Chairman of the Board of Directors of Berkshire Hathaway, who may be deemed to control General Re Life, directs the investment of General Re Life. Thus, Mr. Buffett, Berkshire Hathaway, General Reinsurance and General Re share voting and investment power with respect to the General Re Life Shares.

(b)
C & G Verwaltungs GmbH, a limited liability company organized under the laws of the Federal Republic of Germany (“C&G”), is an indirect subsidiary of Gebr. Knauf Verwaltungsgesellschaft KG, a limited partnership organized under the laws of the Federal Republic of Germany (“Gebr. Knauf”) controlled by members of the Knauf family. Hans Peter Ingenillem and Martin Stürmer are the general managers of C&G, and Mr. Ingenillem and Manfred Grundke are the general partners of Gebr. Knauf. C&G and Gebr. Knauf both report that they have sole voting and dispositive power with respect to all of the reported shares.(1)

(1)
Knauf’s legal name has been changed from Gebr. Knauf Verwaltungsgesellschaft KG to Gebr. Knauf KG. Currently, Alexander Knauf and Manfred Grundke are the general partners of Gebr. Knauf KG, and Martin Stürmer and Jörg Schanow are the general managers of C&G Verwaltungs GmbH.

3

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of USG Corporation
Common Stock for the upcoming Annual Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY

Vote by Mail— Please complete, sign, date and return this proxy card in the envelope provided, or mail to: Gebr. Knauf KG, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED

Please mark vote
as in this sample: ☒

KNAUF RECOMMENDS THAT YOU VOTE “AGAINST” ALL COMPANY NOMINEES.

1.	Election of Directors Company Nominees:			2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year
	(01) Jose Armario	Against	Abstain		For	Against	Abstain
		☐	☐

	(02) Dana S. Cho	Against	Abstain
		☐	☐		☐	☐	☐

	(03) Gretchen R. Haggerty	Against	Abstain
		☐	☐

	(04) William H. Hernandez	Against	Abstain	3.	Approve, on an advisory basis, the compensation of the Company’s named executive officers
		☐	☐

					For	Against	Abstain

					☐	☐	☐

Date:	, 2018

(Signature)

(Signature, if held jointly)

(Title)

Note: Please sign exactly as your name or names appear hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GOLD PROXY

PLEASE VOTE TODAY!

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED

USG CORPORATION

2018 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF GEBR. KNAUF KG
 THE BOARD OF DIRECTORS OF USG CORPORATION
 IS NOT SOLICITING THIS PROXY

The undersigned appoints Christopher Griffin and Scott S. Winter, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of USG Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the 2018 Annual Meeting of Stockholders of the Company scheduled to be held on May 9, 2018, at 9:00 a.m. local time, at the headquarters of the Company at 550 West Adams Street, Chicago, Illinois 60661-3676 (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Gebr. Knauf KG (“Knauf”) a reasonable time before this solicitation. STOCKHOLDERS ARE ADVISED THAT THE COMPANY NOMINEES ARE NOT THE NOMINEES OF KNAUF, HAVE NOT CONSENTED TO BE NAMED IN THESE PROXY MATERIALS, AND ARE THE NOMINEES OF THE COMPANY. BECAUSE THE COMPANY NOMINEES ARE NOT KNAUF’S NOMINEES AND HAVE NOT CONSENTED TO BE NAMED IN THIS PROXY STATEMENT, THEY ARE NOT PARTICIPANTS IN THIS SOLICITATION.

KNAUF RECOMMENDS THAT YOU VOTE “AGAINST” ALL COMPANY NOMINEES AND MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSALS 2 and 3.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “AGAINST” ALL OF THE COMPANY NOMINEES, “ABSTAIN” ON PROPOSAL 2 AND “ABSTAIN” ON PROPOSAL 3.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!
CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

QuickLinks

PLEASE SIGN, DATE AND RETURN THE GOLD PROXY CARD TODAY IN THE POSTAGE-PAID ENVELOPE PROVIDED
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting—This Proxy Statement and our GOLD proxy card are available at
IMPORTANT
QUESTIONS AND ANSWERS RELATING TO THIS PROXY SOLICITATION
BACKGROUND TO THE SOLICITATION
COMPANY PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS
VOTING AND PROXY PROCEDURES
QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING
VOTES REQUIRED FOR APPROVAL
REVOCATION OF PROXIES
SOLICITATION OF PROXIES
CERTAIN INFORMATION REGARDING THE PARTICIPANTS
OTHER MATTERS AND ADDITIONAL INFORMATION
STOCKHOLDER PROPOSALS
OTHER INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
YOUR SUPPORT IS IMPORTANT
SCHEDULE I
SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS